Exhibit 99.1

REKOR SYSTEMS REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Quarter-over-quarter Revenue Growth Across All Product Lines, Margin Expansion and Reduced Operating Expenses

COLUMBIA, MD – May 11, 2026 – Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the "Company"), a leader in AI-powered roadway intelligence, today reported financial and operational results for the first quarter ended March 31, 2026.

Q1 2026 Financial Highlights

●	Revenue grew 12% year over year, driven by continued growth in the Company's data-as-a-service and roadway intelligence businesses.
●	Gross margin reached 53%, up from 48% in Q1 2025.
●	EBITDA loss came in at approximately $6.5 million, an improvement from the $7.4 million loss recorded in Q1 2025.
●	Cash used in operating activities improved by $4.3 million, or 54%, compared to the same period in Q1 2025.
●	Reduced headcount by approximately 16% or 45 positions from the end of 2025 through Q1 2026 with the majority of the financial benefit to be reflected in Q2 2026.

"Q1 went largely as we expected," said Joseph Nalepa, Chief Financial Officer, Rekor. "Revenue is growing and margins are expanding while we continue to improve operational efficiency. The one-time charges that hit Q1 were planned and several of the operational actions we took during the quarter were not fully reflected in the Q1 results, and we expect the benefit of those initiatives to become more visible in future periods."

Cash Position and Outlook: The sequential decline in cash from year-end 2025 was expected. It reflects a combination of seasonal Q1 patterns and one-time restructuring costs tied to headcount reductions completed over the past two quarters.

The costs savings and combined with the Company’s revenue growth trajectory reinforces the Company’s view that the underlying business is moving in the right direction and is positioned for continued EBITDA improvement as we move through 2026.

The Company is also evaluating options to refinance its existing Prime Revenue Sharing Notes. The refinancing is intended to reduce the Company's cost of capital, which is supported by Rekor's growing contract portfolio and improvements in operations.

"The first quarter included costs we knew were coming and temporary," said Robert A. Berman, Chairman of Rekor Systems. "The organization we have now is smaller, faster, and better positioned than the one we had 12 months ago. Q1 showed improvement from last year; however, we believe Q2 is where investors will start to see what that actually means for the numbers."

Rekor Labs: GoSecure™ Coming to Market in Q3 2026

GoSecure™ originated from a question a law-enforcement customer raised in 2024: Can public-safety video footage be deepfaked? Prosecutors and defense attorneys were relying on that footage in court and needed to know whether its authenticity could be challenged. Rekor took the question seriously and filed patents for a proprietary authentication system. Unlike probabilistic approaches that estimate the likelihood of tampering, GoSecure™ produces a deterministic result: the evidence is either authentic or it is not.

Target markets include law enforcement agencies, insurance companies, courts, and any organization or individual requiring proof that video or photo evidence has not been altered.

Rekor Labs is chaired by Professor Sanjay Sarma, Professor of Mechanical Engineering at MIT, where he previously served as Vice President for Open Learning. Professor Sarma also served as a director of Rekor Systems. "The question that started this was the right one to ask," said Professor Sarma. "We built a technology that answers it completely. The rapid advancement of AI has made this a necessity."

Quarter Ended March 31, 2026 Financial Results

This section highlights the changes for the three months ended March 31, 2026, compared to the three months ended March 31, 2025.

Revenues and Cost of Revenue, excluding Depreciation and Amortization

	Three Months Ended March 31,
	2026	2025	Change
	(Dollars in thousands, except percentages)		$	%
Revenue	$10,263	$9,198	$1,065	12%
Cost of revenue, excluding depreciation and amortization	4,879	4,761	118	2%
Adjusted Gross Profit	$5,384	$4,437	$947	21%
Adjusted Gross Margin	52.5%	48.2%	4.3%	9%

We delivered quarter-over-quarter revenue growth across each of our product lines, resulting in an overall revenue increase of 12%, or approximately $1,065,000. Revenue attributable to our Scout product line increased by $281,000, revenue attributable to our Discover product line increased by $682,000, and revenue attributable to our Command product line increased by approximately $102,000 over the same period.

Cost of revenue, excluding depreciation and amortization, increased by 2% for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, primarily as a result of higher revenue during the 2026 period.

Adjusted Gross Margin also improved for the three months ended March 31, 2026, compared to the prior-year period. This improvement reflects the benefit of revenue growth and product mix, as Adjusted Gross Margin is generally influenced by the proportion of higher-margin software sales relative to service-related work.

Adjusted Gross Margin is a non-GAAP financial measure calculated as Adjusted Gross Profit divided by revenue and should not be considered in isolation from, or as a substitute for, GAAP financial measures.

Loss from Operations

	Three Months Ended March 31,		Change
(Dollars in thousands, except percentages)	2026	2025	$	%
Loss from operations	$(8,817)	$(10,139)	$1,322	13%

Loss from operations improved for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, primarily due to continued revenue growth and disciplined cost containment efforts, including reductions in payroll and payroll-related costs to better align our cost structure with current operations.

The first quarter also included certain one-time costs associated with the Company’s operational realignment, including costs related to the wind down of certain operations and engineering activities. In addition, revenue in the first quarter was impacted by normal seasonality, which typically results in lower activity levels compared to later periods in the year.

We expect loss from operations to continue to improve as revenue benefits from seasonal trends and as the full impact of our cost reduction initiatives is realized in future periods.

EBITDA and Adjusted EBITDA

The Company calculates EBITDA as net loss before interest, taxes, depreciation, and amortization. The Company calculates Adjusted EBITDA as net loss before interest, taxes, depreciation, and amortization, adjusted for (i) impairment of intangible assets, (ii) loss on extinguishment of debt, (iii) stock-based compensation, (iv) losses or gains on sales of subsidiaries, and (v) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the U.S. ("U.S. GAAP") and should not be considered as an alternative to net earnings or cash flow from operating activities as indicators of our operating performance or as a measure of liquidity or any other measures of performance derived in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors, and other interested parties to evaluate a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. These non-GAAP measures should not be considered in isolation from, or as a substitute for, GAAP measures.

The following table sets forth the components of the EBITDA and Adjusted EBITDA for the periods included (dollars in thousands):

	Three Months Ended March 31,
	2026	2025
Net loss	$(9,361)	$(10,874)
Interest, net	493	590
Depreciation and amortization	1,461	1,556
EBITDA	(7,407)	(8,728)

Share-based compensation	922	1,370
Adjusted EBITDA	$(6,485)	$(7,358)

The Company will host its earnings conference call today at 4:30 p.m. ET.

Conference Call Information

Rekor will host its earnings conference call today at 4:30 p.m. ET.

North America Dial-In: 877-407-8037 / +1 201-689-8037

Webcast: Click here to access the live webcast

Replay Information

Replay Dial-In: 877-660-6853 / 201-612-7415

Access ID: 13760466

Replay Duration: Two weeks

About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a leader in developing and implementing state-of-the-art roadway intelligence systems using AI-enabled computer vision and other advanced technologies. Our solutions provide actionable insights to government agencies and businesses in a secure, collaborative, privacy-protected environment that drives the world to be safer and more efficient. To learn more, please visit our website: https://rekor.ai, and follow Rekor on social media on LinkedIn, X (formerly Twitter), Threads, and Facebook.

Forward-Looking Statements

This press release and its links and attachments contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Rekor Systems, Inc. that involve substantial risks and uncertainties, including particularly statements regarding our future results of operations and financial position, business strategy, prospective products and services, timing and likelihood of success, plans and objectives of management for future operations and future results of current and anticipated products and services. These statements involve uncertainties, such as known and unknown risks, and are dependent on other important factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance or achievements we express or imply. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date they are made and are subject to a number of risks, uncertainties and assumptions described under the sections in our Annual Report on Form 10-K for the year ended December 31, 2024 entitled "Risk Factors" and in our subsequent Quarterly Reports on Form 10-Q filed with the SEC. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this Press Release and in other documents we file from time to time with the SEC that disclose risks and uncertainties that may affect our business. The forward-looking statements in this Press Release do not reflect the potential impact of any divestiture, merger, acquisition, or other business combination that had not been completed as of the date of this filing. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are qualified in their entirety by reference to the risks discussed in our SEC filings. This cautionary statement also applies to any forward-looking statements made during the conference call referenced herein. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Company Contact

Joseph Nalepa, Chief Financial Officer

Phone: +1 (410) 762-0800

jnalepa@rekor.ai

Charles Degliomini, Media & Investor Relations

ir@rekor.ai

REKOR SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$12,175	$16,566
Restricted cash	424	297
Accounts receivable, net of allowance for credit losses of $534 and $519, respectively	7,675	8,770
Inventory	2,939	3,072
Note receivable, current portion	85	198
Other current assets	2,431	1,825
Total current assets	25,729	30,728
Long-term assets
Property and equipment, net	8,157	8,632
Right-of-use operating lease assets, net	4,400	4,716
Right-of-use financing lease assets, net	1,313	1,634
Goodwill	24,313	24,313
Intangible assets, net	12,950	13,250
Note receivable, long-term	-	-
Deposits	1,639	2,114
Total long-term assets	52,772	54,659
Total assets	$78,501	$85,387
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	5,869	4,362
Series A Prime Revenue Sharing Notes, net of debt discount of $99 and $131, respectively	9,901	9,869
Series A Prime Revenue Sharing Notes - related party, net of debt discount of $49 and $66, respectively	4,951	4,934
Loans payable, current portion	79	83
Lease liability operating, short-term	1,155	2,720
Lease liability financing, short-term	650	787
Contract liabilities	4,500	4,604
Liability for ATD Holdback Shares, at fair value	-	-
Other current liabilities	2,351	1,729
Total current liabilities	29,456	29,088
Long-term Liabilities
Series A Prime Revenue Sharing Notes, net of debt discount of $0 and $0, respectively	-	-
Series A Prime Revenue Sharing Notes - related party, net of debt discount of $0 and $0, respectively	-	-
Loan payable, long-term	89	112
Lease liability operating, long-term	12,058	10,570
Lease liability financing, long-term	537	665
Contract liabilities, long-term	1,213	1,402
Deferred tax liability	93	93
Other non-current liabilities	587	587
Total long-term liabilities	14,577	13,429
Total liabilities	44,033	42,517
Commitments and contingencies (Note 7)
Stockholders' equity
Preferred stock, $0.0001 par value, 2,000,000 authorized, 505,000 shares designated as Series A and 240,861 shares designated as Series B as of March 31, 2026 and December 31, 2025, respectively. No preferred stock was issued or outstanding as of March 31, 2026 or December 31, 2025, respectively.	-	-
Common stock, $0.0001 par value; 137,923,985 and 136,791,826 shares issued as of March 31, 2026 and December 31, 2025, respectively; 137,607,546 and 136,477,697 shares outstanding as of March 31, 2026 and December 31, 2025, respectively	13	13
Treasury stock, 316,439 and 314,129 shares as of March 31, 2026 and December 31, 2025, respectively	(902)	(900)
Additional paid-in capital	336,271	335,310
Accumulated deficit	(300,914)	(291,553)
Total stockholders’ equity	34,468	42,870
Total liabilities and stockholders’ equity	$78,501	$85,387

REKOR SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$10,263	$9,198
Cost of revenue, excluding depreciation and amortization	4,879	4,761

Operating expenses:
General and administrative expenses	8,339	7,286
Selling and marketing expenses	915	1,757
Research and development expenses	3,486	3,977
Depreciation and amortization	1,461	1,556
Total operating expenses	14,201	14,576

Loss from operations	(8,817)	(10,139)
Other expense:
Interest expense, net	(493)	(590)
Other expense	(51)	(145)
Total other expense, net	(544)	(735)
Net loss	$(9,361)	$(10,874)
Loss per common share	$(0.07)	$(0.10)
Weighted average shares outstanding
Basic and diluted	136,649,149	106,815,912